NOTE PURCHASE AGREEMENT

between

HQ FINANCIAL COPRORATION, as Issuer

and

BASS UNDERWRITERS, INC., as Purchaser

                           dated as of March 1, 2021

AGREEMENT

This NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of March 1, 2021, is entered into between HQ FINANCIAL CORPORATION, a Delaware corporation (the "Issuer") and BASS UNDERWRITERS, INC., a Florida corporation (the "Purchaser").

Recitals

WHEREAS, Issuer has issued and is the holder of thirty-five (35) notes, (the "Notes"), in an aggregate principal face amount of $5,261,110.89, as of the Closing Date, as depicted in Exhibit A, which is attached hereto; and

WHEREAS, the Purchaser is willing, on the terms and subject to the conditions hereinafter set forth, to purchase the Notes in an aggregate outstanding amount, and at the Purchase Price set forth in Section 1.01(b); and

WHEREAS, the Issuer intends to pledge all collateral it has received to secure the Notes (the “Collateral”) to the Purchaser; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF NOTES

Section 1.01
Purchase and Sale of Notes.

(a) Purchase and Sale of Notes on the Closing Date. Subject to the terms and conditions set forth herein, on the Closing Date, the Issuer hereby agrees to sell to the Purchaser and the Purchaser agrees to acquire from the Issuer, free and clear of all Liens, the Notes in the aggregate initial principal face amount of $5,261,110.89. The Issuer will not be obligated to deliver any of the Notes to be delivered hereunder except upon payment in full of the Purchase Price specified in Section 1.01(b) hereof, for all of the Notes to be purchased as provided herein.

(b) Purchase Price. The Notes will be purchased at a price equal to 100% of the principal amount thereof, payable on the Closing Date (the "Purchase Price").

(c) Payment of Purchase Price; Delivery of Notes. Delivery of the Notes and payment therefor shall be made at the offices of Purchaser, 6951 West Sunrise Blvd., Plantation, FL 33313 at 12:01 A.M., Eastern time, on the Closing Date, or at such other time or place on the same or such other date, not later than the three (3) business day thereafter, as the Purchaser and the Issuer may agree upon in writing.

(d) Mechanics. The Notes shall be delivered by the Issuer to the Purchaser at its headquarters upon payment by the Purchaser of the Purchase Price specified in Section 1.01(b).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of the Issuer. The Issuer represents and warrants to, and agrees with, the Purchaser that, as of the Closing Date:

(a) Organization and Status. The Issuer is duly organized and validly existing and in good standing under the laws of its respective jurisdiction of organization.

(b) Due Authorization and Enforceability. It has the full right, power, and authority to execute, deliver, and perform this Agreement and to undertake all of the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery, and performance by it of this Agreement. When executed by all parties, as applicable, and delivered, this Agreement will constitute a legal, valid, and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, and other laws of general applicability relating to or affecting creditors rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) No Consent. No consent, license, approval, authorization or order of, or filing or registration with, any court or governmental agency is required for the issuance and sale of Notes or the execution, delivery, and performance by it of its obligations under this Agreement.

(d) No Conflict. The execution, delivery, and performance of this Agreement do not, as of the Closing Date, violate any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

(e) Taxes. All taxes and other governmental charges due in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, and the execution, delivery, and sale of the Notes have been or will be paid at or before the Closing Date.

(f) Solvency and Conduct of Business. On and immediately after the Closing Date, the Issuer (after giving effect to the issuance of the Notes and to the other transactions related thereto as described in the Time of Sale Package and the Final Offering Circular) will be Solvent.

Section 2.02
Representations and Warranties of Purchaser.

The Purchaser represents and warrants to, and agrees with, the Issuer, as of the Closing Date:

(a) Due authorization. It is duly authorized and possesses the requisite corporate or company power to enter into this Agreement.No action. There is no action, suit, or proceeding pending against or, to the knowledge of the Purchaser, threatened against or affecting, the Purchaser before any court or arbitrator or any government body, agency, or official which could reasonably be expected to materially adversely affect the ability of the Purchaser to perform its obligations under this Agreement.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01 Conditions to Purchase. The following shall be conditions precedent to the obligation of the Purchaser to purchase the Notes on the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Issuer set forth or referred to in Section 2.01 hereof shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date (except for representations and warranties which relate to a specific date, which shall be true and correct as of such date).

(b) No Default. No event which itself or with the giving of notice or lapse of time, or both, would constitute an event of default hereunder shall have occurred and be continuing on the Closing Date.

(c) Closing Deliverables. The Purchaser shall have received on the Closing Date the following items, each of which shall be in form and substance satisfactory to the Purchaser: (i) an Officer's Certificate of the Issuer confirming the satisfaction of the conditions set forth in clauses (a) and (b) of this Section 3.01; (ii) resolutions of the Board of Directors or such other similar decision-making committee (or an authorized committee thereof), as applicable, of the Issuer with respect to its authorization to enter into and perform its obligations under this Agreement; and (iii) the Notes.

ARTICLE IV
LIMITED RECOURSE

Section 4.01
Non-Recourse Obligation; Non-Petition By Purchaser

(a) No Recourse. The Purchaser acknowledges that, notwithstanding any other provisions of this Agreement, no recourse shall be had for the payment of any amount owing in respect of or arising in connection with this Agreement against any asset of the Issuer or against any officer, director, employee, shareholder, administrator, or incorporator of the Issuer. This provision shall survive the termination of this Agreement for any reason.

ARTICLE V
MISCELLANEOUS

Section 5.01
Miscellaneous Provisions.

(a) Notices. All notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile as follows:

If to the Purchaser:
Edward Jackson President
6951 West Sunrise Blvd.
Plantation, FL 33313

If to the Issuer:

John D. McAnnar
Chief Legal Officer
111 Springhall Drive Goose Creek, SC 29445

Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day). Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

(b) Electronic Communications. Notices and other communications hereunder may be sent by electronic communication (including email and internet or intranet websites) in accordance with procedures agreed by the parties except to the extent that any party notifies the other party hereto that it is incapable of receiving notices by electronic communication.

(c) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of either party to this Agreement, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege under this Agreement. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

(d) Survival of Representations and Warranties. All representations and warranties made under this Agreement (or in any amendment, modification, or supplement hereto) and in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement.

(e) Governing Law. This Agreement and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of South Carolina without regard to its conflict of laws principles.

(f) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, in any way relating to this Agreement or the transactions contemplated hereby, in any forum other than the courts of the State of South Carolina sitting in Berkeley County and any appellate court thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation, or proceeding may be brought in any such South Carolina State court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(g) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court referred to in subsection (f) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(h) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE, OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i) Counterparts; Integration; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. This Agreement constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the parties hereto and when the Issuer shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(j) Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. § 7001 et seq.) or any other similar state laws based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page to this Agreement in electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

(k) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(l) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HQ Financial Corporation

By: Richard F. Hermanns
Name: Richard F. Hermanns

Title: Chief Executive Officer

Bass Underwriters, Inc.

By: Edward Jackson
Name: Edward Jackson
Title: President